Exhibit 10.1.1

TRANSACTION BONUS AND SEVERANCE AGREEMENT
BY AND BETWEEN
SEQUA CORPORATION
AND
GERARD M. DOMBEK

Sequa Corporation and its affiliates, subsidiaries, divisions, successors and assigns (collectively, the “Company”) and Gerard M. Dombek (the “Employee”) mutually agree to enter into this Transaction Bonus and Severance Agreement (the “Agreement”) as of the 5th day of September, 2007, the terms and conditions of which are set forth below.

1.	Effective Date

The effective date of this Agreement (the “Effective Date”) is the date of the “Effective Time” of the “Merger” as those terms are defined in that certain Agreement and Plan of Merger dated as of July 8, 2007 by and among Blue Jay Acquisition Corporation, Blue Jay Merger Corporation and the Company.  This Agreement shall be of no force and effect if such merger is not consummated.  In addition, this Agreement shall be of no force and effect if the employment of the Employee terminates for any reason prior to the Effective Date.

2.	Transaction Bonus

Subject to Section 6 below, if the Employee remains in the employment of the Company until the Effective Date, the Company shall pay to the Employee in a single lump sum within fifteen (15) days after the Effective Date, a bonus in the amount of $600,000.

3.	Severance Payment

Subject to Sections 4, 6 and 7 below, if (i) the Employee remains in the employment of the Company until the Effective Date, and (ii) his employment with the Company terminates within the two (2)-year period beginning on the Effective Date either by reason of an involuntary termination of employment by the Company without Cause (as defined below) or by reason of a termination of employment by the Employee for Good Reason (as defined below), the Company shall pay to the Employee in a single lump sum within sixty (60) days after such termination of employment a severance benefit in an amount equal to two (2) times the greater of the Employee’s rate of annual base salary as in effect on the date of this Agreement or the Employee’s rate of annual base salary as in effect immediately prior to such termination of employment; provided, however, that (A) the Employee’s entitlement to such payment shall be conditioned on the Employee’s execution, within fifty (50) days following such termination of employment, of an agreement and general release in a customary form to be provided by the Company in its sole good faith discretion and not revoking such release; (B) if the termination of the Employee’s employment occurs within the last fifty (50) days of a calendar year, the payment shall be made in the succeeding calendar year but no later than sixty (60) days after such termination of employment, and (C) in no event shall the Employee be entitled to such payment if the Employee’s employment terminates as a result of death or Disability.  It is expressly understood that said agreement and general release shall not require the Employee to waive (i) any right to indemnification the Employee may have under applicable bylaws or insurance policies maintained by the Company or its subsidiaries or (ii) any right to vested employee benefits.

For purposes of this Agreement, the term “Cause” shall mean a reasonable and good faith determination by the Company that the Employee (i) has failed, including either willfully or grossly negligently, to perform the Employee’s duties; (ii) has engaged in misconduct which is injurious to the Company (including but not limited to violations of policies related to workplace practices and harassment); (iii) has been convicted of a crime (including conviction or a nolo contendere plea) involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; (iv) has breached any of the non-competition, non-disclosure, non-solicitation or other restrictive covenants contained in the employment agreement dated May 31, 2005 between the Company and the Employee, as amended by letter agreements dated May 10, 2006 and May 3, 2007 (the “Employment Agreement”) or any other employment or other agreement between the Company and the Employee; (v) has intentionally refused (except by reason of incapacity due to physical or mental illness or disability by the Employee) to devote his entire business time to the performance of his duties as an employee of the Company; (vi) has breached the provisions of the Company’s trade secrets agreement to which he is a party; (vii) has engaged in theft or misappropriation of assets of the Company; or (viii) has engaged in any willful, intentional or grossly negligent act having the effect of injuring the reputation or business of the Company; or (ix) materially breached the Company’s Code of Conduct.

For purposes of this Agreement, the term “Good Reason” shall mean the existence of one or more of the following conditions arising without the consent of the Employee:  (i) a material diminution in the Employee’s base compensation; (ii) a material diminution in the Employee’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Employee must perform the Employee’s services to the Company.  A material diminution in the Employee’s authority, duties or responsibilities within the meaning of clause (ii) of the preceding sentence shall not be deemed to have occurred merely because the Company ceases to be a public company or there is a change in the person or entity to whom the Employee reports or because the Employee’s title is changed, provided the Employee’s authority, duties and responsibilities otherwise remain substantially the same.  Notwithstanding the foregoing, the Employee’s termination of employment shall not be considered as for Good Reason unless the Employee provides written notice to the Company of the existence of the condition or conditions providing the basis for a Good Reason termination within ninety (90) days of the initial existence of the condition and the Company fails to remedy the condition within thirty (30) days after receiving such notice.

For purposes of this Agreement, the term “Disability” shall have the meaning set forth in the Employee’s employment or similar agreement with the Company, or if there is no such agreement containing a definition of “Disability”, the term “Disability” shall mean that the Employee is physically or mentally incapacitated so as to render the Employee incapable of performing the essential functions of the job and such incapacity cannot be reasonably accommodated by the Company without undue hardship.

4.	Reduction for Other Severance Payments

Anything in this Agreement to the contrary notwithstanding, if the Employee becomes entitled to the severance payment described in Section 3 above and is also entitled to severance payments described in the Employment Agreement or under any other plan, program, agreement or arrangement with the Company or other severance payments imposed by applicable law, the severance payment described in Section 3 above shall be reduced by the principal amount of any such other severance payments (even if such other severance payments are payable at a different time or in a different form than the severance payment described in Section 3 above).  In such event, the terms of such other severance plan, program, agreement or arrangement or applicable law shall continue to govern the time and form of payment of the amounts payable thereunder.  The severance payment described in Section 3 above shall be reduced only by cash severance payments made by reason of the termination of the Employee’s employment  and shall not be reduced by any other types of benefits that may be provided by reason of such termination of employment (including, but not limited to, continued medical or other welfare benefits or payments in kind, if any).

5.	Withholding

The Company shall withhold from any payment under this Agreement, or any payroll or other payment to the Employee, amounts of withholding and other taxes due in connection with any payment under this Agreement.

6.	Golden Parachute Reduction

Notwithstanding the other provisions of this Agreement, in the event that the amount of payments payable to the Employee under this Agreement, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by the Company, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Employee under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Employee resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plans, programs, arrangements or agreements maintained by the Company), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an “excess parachute payment,” then an additional payment shall be promptly made to the Employee in an amount equal to the additional amount that can be paid without causing any payment to constitute an “excess parachute payment.”  All determinations required to be made under this Section 6, including whether a payment would result in an “ex-

cess parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a Big Four accounting firm selected by the Company which shall provide detailed supporting calculations both to the Company and the Employee as requested by the Company or the Employee.  All fees and expenses of the accounting firm shall be borne solely by the Company and shall be paid by the Company.  All determinations made by the accounting firm under this Section 6 shall be final and binding upon the Company and the Employee.

7.	Compliance with Internal Revenue Code Section 409A

If it should be determined that the severance payment described in Section 3 above constitutes a “deferral of compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, then, notwithstanding anything in this Agreement to the contrary, (i) if the Employee is a “specified employee” (within the meaning of said Section 409A and the regulations thereunder and as determined by the Company in accordance with Section 409A) at the time of the Employee’s separation from service (as defined below), the distribution of the severance payment described in Section 3 above shall be delayed until the date which is 6 months after the date of the Employee’s separation from service (or, if earlier than the end of such 6-month period, the date of the Employee’s death) and (ii) the Employee shall not be deemed to have terminated from employment for purposes of Section 3 above unless the Employee has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.  To the extent the severance payment hereunder is subject to the 6-month delay, such severance payment will be paid immediately after the end of such 6-month period.  If this Section 7 becomes applicable, this Agreement shall be interpreted and operated consistently with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

8.	Governing Law and Choice of Forum

This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

9.	Modification

No modification of this Agreement shall be valid unless made in writing wherein specific reference is made to this Agreement and signed by both parties hereto.

10.	Binding Effect

This Agreement shall be binding upon the Employee, the Employee’s heirs, executors and administrators and shall inure to the benefit of the Company.  This Agreement shall be binding upon the Company (including its successors and assigns).  This Agreement may not be assigned by Employee, but may be assigned by Sequa Corporation to a purchaser of its business or assets.

11.	Confidentiality

Employee agrees that the terms of this Agreement are strictly confidential and he, without the prior written consent of the Company, shall not disclose in any way to any third person the terms and conditions of this Agreement.  Nothing in this Section shall be construed to prohibit the disclosure of such information by Employee to his immediate family members or to any legal or financial advisor, provided that persons to whom the disclosure is being made agree to be bound by the confidentiality provisions of this Section.  Nothing in this Section shall be construed to prohibit the disclosure by Employee of such information as may be required by law.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, as of the date first written above.

EMPLOYEE

/s/ Gerard M. Dombek
Gerard M. Dombek

SEQUA CORPORATION

By: /s/ Martin Weinstein